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                                                                     EXHIBIT 8.1




                      [Letterhead of Dewey Ballantine LLP]



                               September 8, 2000



TO THE ADDRESSEES LISTED
ON SCHEDULE ONE


          Re:  Chevy Chase Auto Receivables Trust 2000-2
               -----------------------------------------


Ladies and Gentlemen:

          We have acted as special counsel to Chevy Chase Bank, F.S.B., a federally chartered stock savings bank ("Chevy Chase") and Chevy Chase Auto
                                         -----------
Receivables Trust 2000-2 (the "Trust") in connection with the registration and
                               -----
filing with the Securities and Exchange Commission of a registration statement on Form S-3 (Registration No. 333-36242) (the "Registration Statement") declared
                                               ----------------------
effective on September 1, 2000 pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Asset-Backed Notes (the "Notes") of which the
              ---                                           -----
Chevy Chase Auto Receivables Trust 2000-2 Asset-Backed Notes constitute a series.

          In connection with this opinion we have made the following assumptions : (i) the Amended and Restated Trust Agreement, dated as of September __, 2000 (the "Trust Agreement"), between the Chevy Chase and Wilmington Trust Company,
      ---------------
as owner trustee, is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (ii) the Indenture, dated as of September 1, 2000 (the "Indenture"), between the Trust and U.S. Bank National
                        ---------
Association, as indenture trustee, is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (iii) the transaction described in the Registration Statement is completed on substantially the terms and conditions set forth therein, and (iv) no election on IRS Form 8832 is made to the contrary.

          We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder as in
              ----
effect on the date hereof and on existing judicial and
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To the Addresses Listed on Schedule One
September 8, 2000
Page 2


administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").
 ---
         In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

         Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

         (1) The Notes will constitute indebtedness because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

         (2) Assuming compliance with the terms of the Trust Agreement, the Indenture and the related documents, the Trust will not be an association or a publicly traded partnership taxable as a corporation.

         (3) Subject to the assumptions and limitations described therein, the discussion under the heading "Material Federal Income Tax Consequences" in the prospectus contained in the Registration Statement sets forth all the material federal income tax consequences to the original purchasers of the Notes of any series and is accurate in all material respects.

         We hereby consent to the filing of this letter as an Exhibit to the Form 8-K and to the reference to Dewey Ballantine LLP in the Registration Statement and in future related prospectus supplements under the heading "Material Federal Income Tax Consequences." In giving this opinion, we do not concede that we are experts within the meaning of the Act or the rules and regulations therewith, or that this consent is required by Section 7 of the Act.

                               Very truly yours,

                               /s/ Dewey Ballantine LLP
                               ------------------------
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                                 SCHEDULE ONE

Chevy Chase Auto Receivables Trust       Moody's Investors Service, Inc.
2000-2                                   99 Church Street
c/o Wilmington Trust Company, Rodney     New York, NY 10007
Square North
1100 North Market Street
Wilmington, DE 19890-0001                Standard & Poor's Ratings Services, A
                                         Division of The McGraw-Hill Companies
Chevy Chase Bank, F.S.B.                 55 Water Street
8401 Connecticut Avenue, 6th Floor       New York, NY 10041
Chevy Chase, MD 20815
                                         Fitch, Inc.
U.S. Bank National Association           One State Street Plaza
180 East 5th Street                      New York, NY 10004
St. Paul, MN 55101

J.P. Morgan & Co.
as Representative of the Underwriters
60 Wall Street, 18th Floor
New York, NY 10260-0060